Exhibit 21.1

List of Subsidiaries.

SeeBeyond Technology Corporation Japan K.K.

SeeBeyond Technology Corporation Korea Ltd.

SeeBeyond Pty Ltd.

SeeBeyond Pte Ltd.

SeeBeyond (Deutschland) GmbH

SeeBeyond (Schweiz) AG

SeeBeyond (France) SARL

SeeBeyond (Italy) S.R.L.

SeeBeyond (UK) Ltd.

SeeBeyond B.V.

SeeBeyond (Belgium) S.A.

SeeBeyond (Nordic) ApS

SeeBeyond Espana SL

SeeBeyond Limited (Hong Kong)

SeeBeyond (Norway) AS

SeeBeyond (Sweden) AB